Exhibit 10.3

Strictly Private and Confidential

WITHOUT PREJUDICE

8 October 2025

Mutual Settlement Agreement

This settlement agreement (the “Agreement”) is made on 8 October 2025 by and between the following parties:

Amcor Group GmbH

Thurgauerstrasse 34, 8050 Zürich, Switzerland

(together with its parent, subsidiary, and affiliate entities the “Company”)

and

Michael Casamento

Seestrasse 26, 8800 Thalwil, Switzerland

(the “Employee”)

(The Company and Employee each a “Party” and together the “Parties”)

regarding the termination of employment relationship.

Whereas:

•	The Employee is currently employed by the Company pursuant to an employment agreement concluded between the Parties on 23 September 2015 (“CFO Appointment Agreement”) (the CFO Appointment Agreement, together with any other agreements governing Employee’s employment relationship with Company collectively the “Employment Agreement”);
•	The Parties agree to terminate the employment relationship and the Employment Agreement by mutual agreement effective 30 June 2026 in accordance with the provisions contained in this agreement.

Termination of Employment Relationship

The Parties agree that the Employee’s employment by Company shall end on 30 June 2026 (the “Termination Date”). From 10 November 2025 through the Termination Date, Employee shall have the role of Special Advisor, reporting to the Chief Financial Officer. The Termination Date may be earlier, if mutually agreed by both parties.

Compensation and Benefits

In consideration of the Employee’s obligations under this Agreement and in full and final settlement of all of the Employee’s rights pursuant to the Employment Agreement and the employment with the Company, the Company shall, subject to the full adherence of the Employee to the terms and conditions of the Employment Agreement and this Agreement, pay the following gross amounts to the Employee (the “Compensation and Benefits”):

•	Base Salary and benefits will be provided as normal until Termination Date.
•	A payment equivalent to 12 months' salary will be paid within 30 days of the Termination Date. The payment is made on the basis of the termination of the employment relationship in full settlement of 12 months' notice per clause 14 (ii) of the CFO Appointment Agreement and serves as a severance payment. The severance payment serves to mitigate the financial consequences of old age. The employee's departure from the company may result in a future gap in his occupational benefits. At the time of termination of the employment relationship, the employee is already 55 years old and this may result in him giving up gainful employment at this time. Accordingly, this severance payment serves to provide for the future pension and covers the ordinary employer and employee contributions between leaving the pension fund and reaching ordinary retirement age.

•	The Company shall pay Employee an amount equal to the annual bonus for the 2026 fiscal year (or pro-rated based on whole months served if an earlier Termination Date is mutually agreed by both parties) (the “Annual Bonus Amount”). This Annual Bonus Amount will be calculated based on actual scorecard results, per the normal process. The Annual Bonus Amount will be payable at the same time as annual bonuses for the Company’s 2026 fiscal year are paid to other employees of the Company.
•	As described in Exhibit A, all equity and equity-based awards held by Employee with respect to Amcor plc (“Amcor”) or its affiliates that are outstanding and unvested as of the Termination Date (the “Existing Equity Awards”) shall be treated in accordance with, and remain subject in all respects to, all of the terms and conditions of the applicable award agreements and equity plan.
•	The Company will provide Employee with the following support to relocate back to Melbourne, Australia. This support is dependent on the receipt of this signed Mutual Settlement Agreement

o	Fare costs associated with one-way travel in line with the Company's travel policy.

o	One 20' shipping container plus up to 200kg air shipment. If Employee decides not to use this support, the Company will provide Employee with a net allowance of USD 20,000 to support self-managed relocation of Employee’s household goods.

•	Any unused vacation outstanding or accrued in the period through to the Termination Date will be considered used during any periods of leave up to the Termination Date. Any outstanding leave will be settled as a payment within 30 days of the Termination Date.

Employee acknowledges that by accepting the Compensation and Benefits and by entering into this Agreement, he waives all of his rights against the Company, including, without limiting the generality of the foregoing, the claims provided by art. 336c of the Swiss Code of Obligations (Termination at an inopportune juncture by the Employer).

Return of Company Property and Resignation from Corporate Functions

By no later than the Termination Date the Employee will return all Company belongings that he is in possession of and will provide any information to the effective continuation of the work such as passwords, network keys, etc.

By no later than the Termination Date, Employee shall resign from all offices held by him in the Company. In the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation.

Confidentiality and Further Obligations of Employee

The Employee hereby undertakes to keep the terms of this Agreement strictly confidential and not to disclose them to any third party unless required by law or any court, administrative or governmental authority.

The termination of the Employment Agreement pursuant to the terms hereof shall not relieve the Employee from his obligation to keep confidential any confidential information as set forth in clause 15 of the Employment Agreement.

The Employee shall continue to be bound by any other obligations set forth in the Employment Agreement that survive the termination of the Employee’s employment (including, but not limited to, Restrictions and Non-Compete, Intellectual Property / trade secrets owned by the Company).

Non-Disparagement

Employee shall not, whether in writing or orally, malign, denigrate or disparage the Company or its predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.

Cooperation

Employee agrees to cooperate with Company in the transition of the services that Employee provided to Company. Employee agrees to communicate with Company, its agents and attorneys, at reasonable times and places, and to respond to inquiries relating to the services that Employee provided to Company.

Employee also agrees to cooperate with Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling wtihin Employee’s knowledge or former area of responsibility. Such cooperation includes meeting with Company’s attorneys at reasonable dates and times and providing requested information including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending depositions as well as appearing in court to provide truthful testimony. Company will reimburse Employee for all reasonable out of pocket expenses incurred at the request of Company associated with such assistance.

Pension and Insurance

On termination of the Employment Agreement, Employee’s membership of the Amcor Pension Fund ceases. With regard to the sum transferable (portable sum), the legal provisions and the relevant regulations will apply.

Employee’s current accident insurance (SWICA) will remain in effect for 30 days (even in months that have 31 days) after Termination Date. Thereafter, the cover provided by the compulsory occupational and non-occupational insurance in accordance with the accident insurance act (UVG) ceases. Employee must ensure that he is insured against all accidents by a new employer or be covered against accidents by his health insurance company (mandatory). Within the aforementioned period of 30 days, Employee may also take out an additional policy (Abredeversicherung) for another 180 days (the form is available on request at HR Head Office Zurich).

Full and Final Settlement

Subject to the terms of this Agreement, each of the Parties waives any and all rights or claims whatsoever against the other Party and releases the other Party from any and all obligations. This Agreement is in full and final settlement of any rights or obligations of either Party that may exist on the date hereof or at any time hereafter in connection with or arising out of the Employment Agreement, the employment of the Employee and/or the termination hereof, including, without limiting the foregoing, the protection rules in article 336c Swiss Code of Obligations.

Effective Date

This Agreement shall enter effect on the date hereof.

Governing Law and Jurisdiction

This Agreement shall be subject to and construed in accordance with Swiss substantive law.

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, breach or termination thereof, shall be referred to and determined by the courts of the respondent’s domicile or seat at the place where the Employee normally worked.

Your sincerely,

/s/ Dalina Gjunkshi	October 8, 2025
Dalina Gjunkshi
Member of the Management Board

For and on behalf of Amcor Group GmbH

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ACKNOWLEDGEMENT AND ACCEPTANCE

I, Michael Casamento, accept and agree to be bound by the contents of this agreement.

/s/ Michael Casamento	October 6, 2025
Signature	Date

EXHIBIT A

1.	Senior Executive Retention Share Plan (SERSP): 170,000 rights were granted to the Employee under this plan. These will vest in February 2026 and in accordance with the terms of the plan.

2.	Equity Management Incentive Plan (EMIP): Any unvested awards as of the Termination Date will vest in full within 30 days of the Termination Date.

3.	Long-Term Incentive Plan (LTIP) issued prior to 1 July 2025:

i.	Any options and/or performance rights that are vested but unexercised as of the Termination Date must be exercised no later than 90 days after the Termination Date.

ii.	Any unvested awards of performance shares, performance rights and/or options as of the Termination Date will be pro-rated (if more than half the performance period is served) based on time served as a percentage of the performance period (which started on 1 July of the respective grant year (the “Proration Percentage”)). The Proration Percentage for each award is calculated as a fraction, the numerator of which is the number of days in the applicable performance period up to and including the Termination Date and the denominator of which is the number of days in the applicable performance period.

iii.	Any performance shares, performance rights and/or options where more than half the performance period is not served will be cancelled.

iv.	Performance conditions for any Proration Percentage of performance shares, performance rights and/or options resulting from item (3.ii) above will be tested at the regularly scheduled assessment date.

v.	Any options and/or performance rights that vest after the performance conditions are tested, will be made available for exercise by the Employee and must be exercised no later than 90 days after the vesting date.

vi.	Any options and/or performance rights that do not vest or vested options and/or performance rights that remain unexercised after 90 days from vest will be cancelled.

4.	LTIP issued on or after 1 July 2025: Except for those issued under the FY26 LTIP Flex-up Grant (treatment described in point 5 below), any unvested awards of performance shares and/or options will be cancelled.

5.	FY26 LTIP Flex-up Grant:

i.	Unvested performance shares and options issued under the FY26 LTIP Flex-up Grant shall be prorated (using the “Proration Percentage” outlined above) as of the Termination Date.

ii.	Performance conditions for any Proration Percentage of performance shares resulting from item (5.i) above will be tested at the regularly scheduled assessment date.

iii.	Any Proration Percentage of options resulting from item (5.i) above will continue to vest at the regularly scheduled date, at which point they will be made available for exercise by the Employee and must be exercised no later than 15 September 2035 (the “Expiration Date”). Any vested options that remain unexercised after the Expiration Date will be cancelled.

6.	Tax obligations: Employee will be responsible for any income tax obligations arising from points (1) to (5) described above.